Exhibit 99.1

NEWS RELEASE

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Financial Results for

Second Quarter Fiscal 2013

•	Achieved second quarter sales of $25.9 million with operating margin of 13.4%

•	Order trend strengthening with $25.6 million in orders during quarter

•	Strong, flexible balance sheet with cash and investments of $46.9 million and no debt

BATAVIA, NY, October 26, 2012 – Graham Corporation (NYSE MKT: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported its financial results for its second fiscal quarter ended September 30, 2012. Graham’s current fiscal year (“fiscal 2013”) ends March 31, 2013.

Net sales in the second quarter of fiscal 2013 were $25.9 million, down 23% from net sales of $33.6 million in the prior year’s second quarter, as the prior year period benefited from the conversion to sales of a large Middle East refinery project. Net income was $2.6 million, or $0.26 per diluted share, compared with $5.5 million, or $0.55 per diluted share, in the second quarter of the fiscal year ended March 31, 2012 (“fiscal 2012”).

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “Although customer actions are still somewhat tentative, we expect that bookings will continue to expand as we move forward. We are seeing more projects beginning to move through the pipeline as bidding activity improves, which in turn drives our expectations in our outlook. Given the uncertain global economy, we are not yet experiencing a strong recovery. Nevertheless, we expect that building demand, when released, will generate a rapid uptick in orders once confidence is restored.”

Strong chemical/petrochemical market sales offset by project timing in other markets

Second quarter sales to the U.S. market were $15.3 million, or 59% of total sales, compared with $17.8 million, or 53% of total sales, in the same prior year period. International sales declined $5.2 million year-over-year to $10.6 million, a result of lower sales in Asia, the Middle East and Canada. Last year’s second quarter included a large oil refinery project for the Middle East that had been won during the strength of the last up cycle.

In the second quarter of fiscal 2013, sales to the chemical/petrochemical market increased to $8.3 million, or 32% of total sales, from $4.1 million, or 12% of total sales, in the same prior-year period. Sales to the power market were $6.7 million, or 26% of total sales, down from $10.3 million, or 31% of total sales, in the second quarter of fiscal 2012, while sales to the refining industry declined to $5.8 million from $12.2 million in the prior-year period, reflecting the absence of the Middle East oil refinery project. Second quarter sales to other commercial and industrial applications, which includes the naval nuclear propulsion program, were $5.1 million and accounted for 20% of total sales compared with $7.0 million, or 21% of total sales, in the prior fiscal year’s second quarter.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing one to two year basis.

Recovering sequential margin trend based on improved margin profile in backlog

Gross profit was $7.9 million, or 30.5% of sales, in the second quarter of fiscal 2013 compared with $12.8 million, or 38.1% of sales, in the same period of the prior fiscal year and compared with 27.7% in the trailing first quarter of fiscal 2013. The change in gross profit and margin quarter over quarter reflects the loss of leverage on lower volume, less favorable pricing compared with projects converted in the second quarter of fiscal 2012 that were won during the previous market peak and incremental investments to support growth. On a trending basis, gross margin in the second quarter improved from the trailing first quarter, reflecting an improvement in the overall margin in backlog.

Selling, general and administrative (“SG&A”) expenses in the second quarter of fiscal 2013 were $4.4 million, unchanged from the same prior-year period. As a percent of sales, SG&A was 17.1% and 13.1% in the second quarter of fiscal 2013 and 2012, respectively.

Operating profit in the second quarter of fiscal 2013 was $3.5 million, or 13.4% of sales, compared with $8.4 million, or 25.0% of sales, in the second quarter of fiscal 2012.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $4.0 million, or 15.4% of sales, in the second quarter of fiscal 2013 compared with $8.8 million, or 26.3% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

The effective tax rate for the second quarter of fiscal 2013 was 32.3% and is expected to be in the 33% to 35% range for fiscal 2013.

First Half Fiscal 2013 Review

Net sales for the first six months of fiscal 2013 were $48.4 million, down from $58.6 million in the first half of the same prior-year period. International sales were $20.5 million and represented 42% of total sales compared with $29.6 million, or 50% of total sales, in the first half of fiscal 2012. U.S. sales decreased 4%, or $1.1 million, to $27.9 million for the first six months of fiscal 2013.

Sales in all industries were down as a result of project timing, except for the chemical/petrochemical market which increased 93% to $13.9 million during the first half of fiscal 2013.

Gross profit for the fiscal 2013 six-month period declined to $14.1 million, or 29.2% of total sales, on lower volume when compared with $21.0 million, or 35.8% of total sales, in the same prior-year period. SG&A expenses of $8.5 million were up from $8.1 million in the first six months of fiscal 2012, due to personnel investments Graham believes are necessary to execute on its growth strategy. As a percentage of sales, SG&A was 17.6% in the first half of fiscal 2013 compared with 13.8% in the same period of the prior fiscal year.

EBITDA for the first half of fiscal 2013 was $6.7 million, or 13.8% of sales, compared with $13.8 million, or 23.6% of sales, in the same prior fiscal year period. See the attached tables for important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net Income in the first six months of fiscal 2013 was $4.0 million, or $0.40 per diluted share, compared with net income of $8.5 million, or $0.85 per diluted share, in the same six-month period of fiscal 2012.

Strong balance sheet provides financial flexibility

Cash flow provided by operations in the second quarter and first half of fiscal 2013 was $0.8 million and $6.2 million, respectively, compared with cash used in operating activities of $2.0 million and

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

$3.6 million during the comparable periods in fiscal 2012. The increase in cash provided by operations was primarily related to improvements in working capital requirements.

Cash, cash equivalents and investments at September 30, 2012 increased to $46.9 million compared with $41.7 million at March 31, 2012 and $37.7 million at September 30, 2011.

Capital expenditures were $0.3 million in the second quarter of fiscal 2013 compared with $1.2 million in the second quarter of fiscal 2012. For the first half of fiscal 2013, capital expenditures were $0.6 million. Capital expenditures in fiscal 2013 are expected to be approximately $3.0 million to $3.5 million, with several large investments in equipment planned for the second half.

Graham had no borrowings outstanding under its credit facility at the end of the second quarter of fiscal 2013. $9.1 million in letters of credit were outstanding under Graham’s credit facility as of September 30, 2012, reducing borrowing capacity by an equivalent amount.

Strong pipeline of opportunities and increasing bid activity

Orders during the second quarter of fiscal 2013 were $25.6 million, an increase of 30% from orders of $19.7 million in the trailing first quarter of fiscal 2013 and up 9% from $23.5 million during the second quarter of fiscal 2012. Compared with the same prior-year period, orders from the refining market increased by $6.6 million to $9.4 million, power market orders were up by $0.7 million to $6.7 million and orders from other industrial and commercial markets increased by $1.7 million to $5.4 million. Orders from the chemical/petrochemical market were down by $6.9 million to $4.1 million.

Orders from U.S. customers represented 66%, or $17.0 million, of total orders during the second quarter of fiscal 2013, while orders from international markets accounted for 34%, or $8.6 million, of total orders. Graham expects that orders will continue to be variable between quarters, but that in the long run orders will be relatively balanced between domestic and international markets due to sales to the nuclear industry and to the U.S. Navy combined with anticipated continued growth in the Asian and Latin American markets.

Graham’s backlog was $91.8 million at September 30, 2012, compared with $92.0 million at June 30, 2012 and $75.1 million at September 30, 2011. Approximately 34% of projects in Graham’s backlog as of the end of the second quarter were for refinery projects, 26% were for power projects, including nuclear, and 13% were for chemical and petrochemical projects. Twenty-seven percent of backlog was related to all other industries served by Graham

Approximately 75% to 85% of orders currently in backlog are expected to be converted to sales within the next 12 months. The current conversion rate is a result of the two multiyear orders in backlog for new build U.S. nuclear facilities and the aircraft carrier order for the U.S. Navy nuclear propulsion power program, which together comprised approximately one-third of backlog at the end of the second quarter. One project in backlog with a value of approximately $1.0 million remains on hold.

Mr. Lines concluded, “Our strong pipeline, the improved bidding environment and the number of projects moving beyond the concept phase are very encouraging for us. Although global economic uncertainty has dampened the speed of the recovery, we expect that demand for our products will continue to grow. Over this next cycle, should it progress as we anticipate, we believe at the top we will be able to achieve $200 million in revenue or more. We are expanding our capacity to meet large increases in demand, have identified market opportunities, diversified the markets we serve and established a sales plan to reach our goal.”

Graham continues to expect that fiscal 2013 sales will be in the range of $105 million to $115 million. Gross margin for fiscal 2013 is now expected to be within a range of 29% to 31% from our previously announced range of 28% to 31%. In addition, SG&A expense for fiscal 2013 is now expected to be within a range of 16% to 17% of sales from our previously announced range of 15% to 16% of sales.

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

Webcast and Conference Call

Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President—Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the second quarter and first half of fiscal 2013, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by dialing 1-201-689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial 1-858-384-5517, and enter the replay pin number 401264. A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of call through Friday November 2, 2012. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition,

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey F. Glajch, Vice President—Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

Graham Corporation Second Quarter Fiscal 2013

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	September 30,		%	September 30,		%
	2012	2011	Change	2012	2011	Change
Net sales	$25,902	$33,595	(22.9%)	$48,435	$58,607	(17.4%)
Cost of products sold	17,989	20,794	(13.5%)	34,286	37,501	(8.6%)
Cost of goods sold – amortization	—	1	(100.0%)	—	109	(100.0%)

Gross profit	7,913	12,800	(38.2%)	14,149	20,997	(32.6%)

Gross profit margin	30.5%	38.1%		29.2%	35.8%
Expenses and other income:
Selling, general and administrative	4,379	4,339	0.9%	8,407	7,990	5.2%
Selling, general and administrative — amortization	57	57	0.0%	113	107	5.6%

Operating profit	3,477	8,404	(58.6%)	5,629	12,900	(56.4%)
Operating profit margin	13.4%	25.0%		11.6%	22.0%
Interest income	(14)	(15)	(6.7%)	(25)	(36)	(30.6%)
Interest expense	(370)	185	(300%)	(290)	205	(241.5%)

Income before income taxes	3,861	8,234	(53.1%)	5,944	12,731	(53.3%)
Provision for income taxes	1,246	2,766	(55.0%)	1,939	4,247	(54.3%)

Net income	$2,615	$5,468	(52.2%)	$4,005	$8,484	(52.8%)

Per share data
Basic
Net income	$0.26	$0.55	(52.7%)	$0.40	$0.85	(52.9%)

Diluted
Net income	$0.26	$0.55	(52.7%)	$0.40	$0.85	(52.9%)

Weighted average common shares outstanding:
Basic	10,031	9,968		10,017	9,954
Diluted	10,054	10,000		10,041	9,991
Dividends declared per share	$0.02	$0.02		$0.04	$0.04

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

Graham Corporation Second Quarter Fiscal 2013

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30,	March 31,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$24,423	$25,189
Investments	22,498	16,499
Trade accounts receivable, net of allowances ($53 and $43 at September 30 and March 31, 2012, respectively)	11,549	11,593
Unbilled revenue	9,758	12,667
Inventories	9,669	6,047
Prepaid expenses and other current assets	628	467
Income taxes receivable	3,294	4,479
Deferred income tax asset	37	37

Total current assets	81,856	76,978
Property, plant and equipment, net	13,136	13,453
Prepaid pension asset	2,622	2,238
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,878	4,968
Other assets	61	102

Total assets	$119,791	$114,977

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$88	$85
Accounts payable	8,559	6,303
Accrued compensation	4,621	4,652
Accrued expenses and other current liabilities	3,617	3,707
Customer deposits	5,490	7,257
Deferred income tax liability	2,280	2,244

Total current liabilities	24,655	24,248
Capital lease obligations	170	203
Accrued compensation	290	293
Deferred income tax liability	7,466	7,404
Accrued pension liability	228	229
Accrued postretirement benefits	914	895
Other long-term liabilities	82	85

Total liabilities	33,805	33,357

Stockholders’ equity:
Preferred stock, $1.00 par value — Authorized, 500 shares
Common stock, $.10 par value — Authorized, 25,500 shares
Issued, 10,326 and 10,297 shares at September 30 and March 31, 2012, respectively	1,033	1,030
Capital in excess of par value	18,150	17,745
Retained earnings	77,989	74,383
Accumulated other comprehensive loss	(7,885)	(8,160)
Treasury stock (336 and 346 shares at September 30 and March 31, 2012, respectively)	(3,301)	(3,378)

Total stockholders’ equity	85,986	81,620

Total liabilities and stockholders’ equity	$119,791	$114,977

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

Graham Corporation Second Quarter 2013

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six Months Ended September 30,
	2012	2011
Operating activities:
Net income	$4,005	$8,484
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	927	719
Amortization	113	216
Amortization of unrecognized prior service cost and actuarial losses	444	195
Discount accretion on investments	(6)	(4)
Stock-based compensation expense	319	320
Loss on disposal or sale of property, plant and equipment	(1)	4
Deferred income taxes	(58)	174
(Increase) decrease in operating assets:
Accounts receivable	40	(9,384)
Unbilled revenue	2,909	149
Inventories	(3,623)	1,629
Prepaid expenses and other current and non-current assets	(145)	(62)
Prepaid pension asset	(384)	(416)
Increase (decrease) in operating liabilities:
Accounts payable	2,233	(3,727)
Accrued compensation, accrued expenses and other current and non-current liabilities	35	764
Customer deposits	(1,765)	(3,171)
Income taxes receivable	1,186	504
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	15	27

Net cash provided (used) by operating activities	6,244	(3,579)

Investing activities:
Purchase of property, plant and equipment	(578)	(1,494)
Proceeds from disposal of property, plant and equipment	4	4
Purchase of investments	(33,494)	(14,398)
Redemption of investments at maturity	27,500	33,220

Net cash (used) provided by investing activities	(6,568)	17,332

Financing activities:
Principal repayments on capital lease obligations	(41)	(38)
Issuance of common stock	14	66
Dividends paid	(399)	(396)
Purchase of treasury stock	—	(8)
Excess tax (deficiency) benefit on stock awards	(5)	72

Net cash used by financing activities	(431)	(304)

Effect of exchange rate changes on cash	(11)	29

Net (decrease) increase in cash and cash equivalents	(766)	13,478
Cash and cash equivalents at beginning of period	25,189	19,565

Cash and cash equivalents at end of period	$24,423	$33,043

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

Graham Corporation First Quarter Fiscal 2013

EBITDA Reconciliation

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income	$2,615	$5,468	$4,005	$8,484
+Net interest expense	(384)	170	(315)	169
+Income taxes	1,246	2,766	1,939	4,247
+Depreciation & amortization	520	424	1,040	935
EBITDA	$3,997	$8,828	$6,669	$13,835
EBITDA Margin %	15.4%	26.3%	13.8%	23.6%

EBITDA is defined as consolidated net income before interest expense, income taxes, and depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand of operating performance. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

Graham Corporation First Quarter Fiscal 2013

Additional Information

ORDER & BACKLOG TREND

(Amounts in millions)

	Q112	Q212	Q312	Q412	FY2012	Q113	Q213
	6/30/11	9/30/11	12/31/11	3/31/12	Total	6/30/12	9/30/12
Orders	$19.0	$23.5	$21.9	$42.3	$106.7	$19.7	$25.6
Backlog	$85.2	$75.1	$72.5	$94.9	$94.9	$92.0	$91.8

SALES BY INDUSTRY FY 2013

(Amounts in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total
Refining	$5.2	23%	$5.8	22%
Power	$5.2	23%	$6.7	26%
Chemical/ Petrochem	$5.6	25%	$8.3	32%
Other Commercial and Industrial	$6.5	29%	$5.1	20%
Total	$22.5		$25.9

SALES BY INDUSTRY FY 2012

(Amounts in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	Q4 3/31/12	% of Total	FY2012 3/31/12	% of Total
Refining	$12.0	48%	$12.2	36%	$7.5	31%	$4.4	21%	$36.1	35%
Power	$5.6	23%	$10.3	31%	$6.5	27%	$5.8	29%	$28.2	28%
Chemical/ Petrochemical	$3.1	12%	$4.1	12%	$4.7	19%	$6.1	30%	$18.0	17%
Other Commercial and Industrial	$4.3	17%	$7.0	21%	$5.6	23%	$4.0	20%	$20.9	20%
Total	$25.0		$33.6		$24.3		$20.3		$103.2

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Graham Corporation Reports Financial Results for Second Quarter of Fiscal 2013

October 26, 2012

Graham Corporation Fourth Quarter Fiscal 2013

Additional Information

(Continued)

SALES BY REGION FY 2013
(Amounts in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total
United States	$12.6	56%	$15.3	59%
Middle East	$1.4	6%	$3.0	12%
Asia	$2.7	12%	$2.7	10%
Other	$5.8	26%	$4.9	19%
Total	$22.5		$25.9

SALES BY REGION FY 2012
(Amounts in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	Q4 3/31/12	% of Total	FY2012 3/31/12	% of Total
United States	$11.2	45%	$17.8	53%	$13.9	57%	$12.5	62%	$55.4	54%
Middle East	$6.6	26%	$5.2	16%	$2.7	11%	$1.8	9%	$16.3	16%
Asia	$2.9	12%	$6.5	19%	$3.9	16%	$4.0	20%	$17.3	17%
Other	$4.3	17%	$4.1	12%	$3.8	16%	$2.0	9%	$14.2	13%
Total	$25.0		$33.6		$24.3		$20.3		$103.2

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